EXHIBIT 23.3

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   We consent to the use of our reports dated November 3, 1995, on the combined financial statements of Aviation Sales Company (a division of Aviall Services, Inc.) as of November 30, 1994, and for the year ended December 31, 1993 and the eleven-month period ended November 30, 1994, included herein and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-1 and related prospectus of Aviation Sales Company.


   Our report on the combined financial statements refers to a change in the method of accounting for postretirement benefits other than pensions in 1993.


KPMG Peat Marwick LLP


Fort Lauderdale, Florida
 May 30, 1996